                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(i)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material

                       PSB BANCORP, INC.
        ------------------------------------------------
        (Name of Registrant as Specified in its Charter)


        ------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ------------------------------------------------------

     (2)  Aggregate number of securities to which transaction
          applies:
          ------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          ------------------------------------------------------

     (5)  Total fee paid:
          ------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          ------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
          ------------------------------------------------------

     (3)  Filing Party:
          ------------------------------------------------------

     (4)  Date Filed:
          ------------------------------------------------------

Dear Shareholders:

We are pleased to report that 2001 was a very successful year for PSB Bancorp, Inc. We continue with our mission of building a full-service community bank in the Philadelphia metropolitan region. With our acquisition of Jade Financial Group, Inc. in July 2001, we almost doubled the size of the Company, significantly improved our profitability, and increased the number of products that we offer to our customers. In 2001, we also launched an aggressive advertising campaign to introduce our newly expanded line of products and services.

HISTORICAL PERSPECTIVE

While your Company accomplished several major milestones in 2001, we would like to take a few moments to review the Company's mission and the progress that we have made towards accomplishing that mission over the past several years.

The savings and loan crisis in the early 1990's had a major impact on the financial services industry. During that crisis, which our predecessor company, Pennsylvania Savings Bank (founded in 1888), weathered with profitability rather than losses, we came to realize that the thrift industry was essentially obsolete. We believed then, and continue to believe, that a community financial institution must offer a broad range of products in order to be successful.

At the beginning of 1995, Pennsylvania Savings Bank was a mutual thrift, headquartered in South Philadelphia, with approximately $100 million of total assets and five offices. During 1995, we formed a mutual holding company, PSB Bancorp, Inc., and completed a mutual holding company conversion which raised $5,580,000 of capital. That capital supported expansion of the Company and the move of our headquarters to Center City Philadelphia.

In 1998, we completed a second step mutual-to-stock conversion that raised an additional $16,107,320 of capital. We also began exploring ways to expand through acquisitions and alternatives for converting our charter to a commercial bank charter. We accomplished both of these objectives with the acquisition of First Bank of Philadelphia. First Bank of Philadelphia was a profitable $60 million commercial bank, headquartered only several blocks from PSB Bancorp in the heart of Philadelphia's business district. We completed the transaction and converted our charter in October 1999.

During 2000, we began merger discussions with Jade Financial Group, the holding company for IGA Federal Savings Bank in the Philadelphia suburb of Feasterville. Jade was attractive to us for several reasons. First, IGA was formerly a credit union and therefore had stable, low-cost core deposits and high-quality consumer loans. Second, the acquisition extended our franchise into Bucks and Montgomery Counties, two of the wealthier counties of the state, as well as into Chester and Delaware Counties. Finally, the acquisition almost doubled the size of our balance sheet and significantly improved our earnings per share and profitability ratios. The acquisition of Jade was completed in July 2001.

STRATEGIC HIGHLIGHTS

We believe that this growth of the Company and the transformation of our business model is unprecedented in the Mid Atlantic region. It is important for you, our shareholders, to understand that such growth has required significant investments of money and time, and that we have faced and dealt with several challenges in this process. Nonetheless, we are pleased with the Company's progress to date. We are also optimistic about the future as we continue to build the Company based on the following principles:

     o SAFETY AND SOUNDNESS - We focus on safety and soundness by investing in conservative securities, making loans to quality individuals and businesses, and maintaining a strong ratio of capital to assets. Our investment portfolio is comprised primarily of U.S. Government and Agency securities. Most of our loans are backed by local real estate properties. Finally, we strive to keep our capital to assets ratio above 8.00%, which is significantly above regulatory requirements.

     o EXPAND COMMUNITY BANKING FRANCHISE - We have successfully integrated two acquisitions in the past two and a half years and we continue to search for businesses that would expand our community banking franchise. In making acquisitions, we will pursue companies that enhance your Company's safety and soundness, as well as its profitability. As we have proven with our two most recent transactions, we will not grow for growth's sake and we will not overpay for acquisitions.

     o SIGNIFICANT INSIDER OWNERSHIP - As the Company has converted to stock ownership, our Chairman has personally made major investments and is currently the largest individual shareholder of the Company. Our CEO and several directors also have substantial ownership in the Company. Many public companies today like to say that their leadership "thinks like owners". At PSB, our leadership does think like owners because we are significant shareholders! As major shareholders, we maintain a focus on shareholder value in our decision making.

     o OPERATING PROFITABILITY - As we mentioned earlier, your Company's transformation has required significant investments. We are pleased to report that our core profitability, as measured by our net interest margin, exceeds industry averages. Today our net interest margin stands at approximately 4.00%, while the banking industry average is 3.75%. The average net interest margin for our former peers in the thrift industry is only 3.15%. We believe that our strong net interest margin is a reflection of our quality acquisitions and our other business development efforts.

Looking to the future, we believe that our strong balance sheet, our growing community banking franchise, and our operating profitability will result in the continued creation of shareholder value. We will continue to search for logical acquisitions and capital management opportunities.


WELCOME TO OUR NEW ASSOCIATES

We welcome the directors, officers, and employees of Jade Financial and IGA Federal Savings Bank to PSB Bancorp. We look forward to working together as we continue the mission of PSB.


Thank you for your support. We look forward to seeing you at the annual meeting.


Sincerely,



/s/ Vincent J. Fumo                         /s/ Anthony S. DiSandro
----------------------------------          -----------------------------------
Vincent J. Fumo                             Anthony S. DiSandro
Chairman & Chief Executive Officer          President & Chief Operating Officer

                            [PSB BANCORP, INC. LOGO]

                              ---------------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 7, 2002

                              ---------------------

To The Shareholders of PSB Bancorp, Inc.;

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of PSB Bancorp, Inc. ("PSB") will be held on Thursday, February 7, 2002, at 10:00 a.m. (Eastern Time) at the Crowne Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

          (1) To elect two (2) Class III directors of PSB to serve for a term of three years and until their successors shall have been elected and qualified (Matter No. 1);

          (2) To approve and adopt the PSB Bancorp, Inc. 2001 Stock Incentive Plan (Matter No. 2); and

          (3) To transact such other business as may properly be presented at the Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on November 28, 2001, are entitled to notice of, and to vote at the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Rosanne Pauciello

                              Rosanne Pauciello
                              Secretary

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Philadelphia, Pennsylvania
December 31, 2001

                      PSB BANCORP, INC.
                  11 Penn Center, Suite 2601
                      1835 Market Street
               Philadelphia, Pennsylvania 19103
                       (215) 979-7900

                -------------------------------

                       PROXY STATEMENT
               ANNUAL MEETING OF SHAREHOLDERS

                -------------------------------

                    GENERAL INFORMATION

SOLICITATION OF PROXIES

     The Board of Directors of PSB Bancorp, Inc. ("PSB"), parent company of First Penn Bank, is providing this proxy statement to solicit proxies for use at PSB's annual meeting of shareholders to be held on February 7, 2002, or any adjournment thereof (the "Meeting"). PSB is first mailing this proxy statement and the accompanying proxy on or about December 31, 2001. PSB has engaged Georgeson Shareholder Communications, Inc. ("Georgeson") to solicit proxies. Georgeson intends to solicit proxies by telephone, facsimile and similar means. PSB will pay Georgeson a fee of $5,500 plus reimbursement of their expenses for the proxy solicitation services. Additionally, PSB's directors, officers and employees may solicit proxies personally, by telephone, facsimile or similar means.

VOTING AND REVOCATION OF PROXIES

     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation, or by submitting a subsequently executed proxy bearing a later date to the Secretary of PSB, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on November 28, 2001 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 4,471,414 shares of PSB common stock outstanding (the "Common Stock"). Shareholders are entitled to cast one vote per share on each matter presented at the Meeting. Shareholders are not entitled to cumulate votes in the election of directors.

     If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" Matter No. 1 and "FOR" Matter No. 2. Signed proxies will be voted "FOR" or "AGAINST" any other matter that properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders as provided in the rules of the Securities and Exchange Commission, including with respect to any matters not complying with the advance notice provisions set forth in PSB's bylaws.

QUORUM

     The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining the presence of a quorum at the Meeting.


                                  MATTER NO. 1
                              ELECTION OF DIRECTORS

GENERAL

     PSB's bylaws provide that the PSB's business shall be managed by a Board of Directors of not less than six and not more than twenty-five persons. At least one-third of the directors must be persons who are not officers or employees of PSB or of any entity controlling, controlled by or under common control with PSB and who are not beneficial owners of a controlling interest in the voting stock of PSB or of any such entity. The Board of Directors of PSB, as provided in the bylaws, is divided into three classes: Class I, Class II and Class III, with each class being as nearly equal in number as possible. As of December 31, 2001, the Board of Directors consisted of eight members, with three members in Class I, three members in Class II, and two members in Class III.

     Two current directors have been nominated by the Board of Directors for election at the Meeting as Class III directors. The two nominees receiving the highest number of votes at the Meeting will be elected to serve as directors. There is no cumulative voting in the election of PSB's directors. The term of office for those nominees elected as Class III directors will expire in 2004.

     The bylaws permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for directors made by shareholders must be made by notice in writing, delivered by First Class U.S. Mail, postage prepaid, to the Secretary of PSB no less than ninety (90) days prior to the meeting (unless less than 21 days prior notice of the meeting is given, in which case the nomination must be delivered within seven (7) days of the mailing of the meeting notice). The notification should contain the following information: (1) the name, age and business and residence addresses of each proposed nominee; (2) the principal occupation of each proposed nominee; and (3) the number of shares of capital stock of PSB owned by the nominee. Nominations not made in accordance with the foregoing procedure may be disregarded by the presiding officer at the Meeting. Additionally, the nominee must be qualified to serve as a director of PSB.

     As of the date of this proxy statement, PSB has not received a notice of nomination for election as a director from any shareholder.

     Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect in accordance with the instructions on the proxy card. No proxy may be voted for a greater number of persons than the number of members of the class of directors standing for election. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. PSB's management presently has no reason to believe that any nominee listed below will be unable to serve as a director, if elected.

     Under the bylaws of PSB, a vacancy in the Board of Directors is filled by the remaining members of the Board. If the vacancy is other than from an increase in the size of the Board, the director elected to fill the vacancy will become a member of the same class of directors in which the vacancy existed. By comparison, persons elected by the Board of Directors in connection with an increase in the size of the Board would be designated by the Board of Directors as belonging to either Class I, Class II, or Class III. In either case, the bylaws further provide that each director so elected remains a member of the Board of Directors until his or her successor is elected by the shareholders at either the next annual meeting of shareholders or at any special meeting duly called for that purpose.

           NOMINEES FOR ELECTION AS DIRECTOR AND CONTINUING DIRECTORS

     The following table sets forth information, as of the record date, with respect to the nominees for director of PSB and all continuing directors of PSB.

NOMINEES FOR CLASS III DIRECTOR (TERM EXPIRING 2004)



                                YEAR
                               FIRST
                              ELECTED   PRINCIPAL OCCUPATION
NAME/POSITION        AGE      DIRECTOR  DURING PAST FIVE YEARS
-------------        ---      --------  ----------------------
Vincent J. Fumo,      58       1997     Chairman and Chief
Chairman and Chief                      Executive Officer of
Executive Officer                       PSB Bancorp, Inc. and
                                        Pennsylvania State
                                        Senator.

Thomas J. Finley,     81       1997     Retired.
Jr., Director

CONTINUING DIRECTORS
--------------------

CLASS I DIRECTORS (TERM EXPIRING 2002)

Anthony DiSandro,     53        1997    President of PSB
Director, President                     PSB Bancorp, Inc.
and Chief Operating
Officer

Rosanne Pauciello,    57        1997    Corporate Secretary of
Director and                            PSB Bancorp, Inc;
Corporate Secretary                     Philadelphia School
                                        District Home and
                                        School Visitor.

John J. O'Connell     66        2001    Vice President,
Director                                Marketing for PSB
Vice President of                       Bancorp, Inc.; Formerly
Marketing                               Chairman and Chief
                                        Executive Officer of
                                        Jade Financial Corp.(1)

CLASS II DIRECTORS (TERM EXPIRING 2003):

James W. Eastwood,    56        1997    President of Granary
Director                                Associates, Inc.
                                        (project management
                                        and consulting firm)

Stephen Marcus        69        2000    Chairman, Emerging
Director                                Growth Equities, Inc. (a


                                       10

                                YEAR
                               FIRST
                              ELECTED   PRINCIPAL OCCUPATION
NAME/POSITION        AGE      DIRECTOR  DURING PAST FIVE YEARS
-------------        ---      --------  ----------------------
                                        venture capital and private investment
                                        fund); Founder, CEO of MARS Graphic
                                        Services, Inc.

Mario L. Incollingo   63        2001    Chief Operating Officer,
Director                                First Penn Bank; Former
                                        President of Jade
                                        Financial Corp.(1)

-----------------------------
(1)  Jade Financial Corp. was acquired by PSB on June 30, 2001.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


                                        PRINCIPAL OCCUPATION
   NAME/POSITION            AGE        DURING PAST FIVE YEARS
   -------------            ---        ----------------------
Gary Polimeno               49          Vice President and
Vice President, Treasurer               Treasurer of PSB
                                        Bancorp, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information furnished to the Bank as of October 31, 2001, with respect to the beneficial ownership of Common Stock by
(i) each shareholder known to PSB to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock; (ii) each director of PSB; (iii) the executive officer named in the Summary Compensation Table on page 13 herein, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named have sole voting and investment power with respect to all shares of Common Stock of which they are the respective beneficial owners.


                                    Amount and      Percent of
                                    Nature of       Outstanding
                                    Beneficial      Shares of
Name of Beneficial Owner            Ownership       Common Stock
------------------------            -----------     ------------
5% Shareholders
---------------

First Penn Bank                      238,900            5.34%
Employee Stock Ownership Plan


                                       11


                                    Amount and      Percent of
                                    Nature of       Outstanding
                                    Beneficial      Shares of
Name of Beneficial Owner            Ownership       Common Stock
------------------------            -----------     ------------
11 Penn Center, Suite 2601
1835 Market Street
Philadelphia, PA  19103

IGA Federal Savings Bank             268,336            6.00%
Employee Stock Ownership Plan
11 Penn Center, Suite 2601
1835 Market Street
Philadelphia, PA  19103

Investors of America, LP             230,003            5.14%
135 North Meramec
Clayton, Missouri 63105

Directors
---------

Anthony DiSandro                     285,274(1)         6.20%

James W. Eastwood                     18,805(3)             *

Thomas J. Finley, Jr.                 21,372(3)             *

Vincent J. Fumo                      434,718(2)         9.46%

Stephen Marcus                        66,800            1.49%

Rosanne Pauciello                     15,270(3)             *

John J. O'Connell                     31,000(4)             *

Mario J. Incollingo                   26,300                *

Named Executive Officers
------------------------
Gary Polimeno                         42,477                *

All executive officers and
directors as a group (9 persons)     942,016           19.89%

--------------
*    Ownership percentage is less than 1%.

(1) Amount includes 50,510 shares held indirectly through the 401(k) Plan, 25,723 shares held through the Profit Sharing Plan, 26,135 shares held by the 1995 Management Recognition Plan and 30,000 shares held by the 1998 Management Recognition Plan that have been awarded to Mr. DiSandro, 13,960 shares held in the ESOP, 15,726 shares held by Mr. DiSandro directly and 123,220 shares subject to immediately exercisable options. Mr. DiSandro is a trustee of the First Penn Bank ESOP and as such votes 238,900 shares of the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(2) Amount includes 46,302 shares held through the 401(k) Plan, 13,504 shares held through the Profit Sharing Plan, 181,225 shares held by Mr. Fumo directly, 26,138 shares held by the 1995 MRP and 30,000 shares held by the 1998 Management Recognition Plan that have been awarded to Mr. Fumo, 13,578 shares held in the ESOP, 750 shares held on behalf of the daughter of Vincent Fumo and 123,221 shares subject to immediately exercisable options. Mr. Fumo is a trustee of the First Penn Bank ESOP and as such votes 238,900 shares of the ESOP. The ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

(3) James W. Eastwood, Thomas J. Finley, Jr. and Rosanne Pauciello hold immediately exercisable options granted pursuant to the 1998 Director Stock Option Plan to acquire 2,857, 2,857 and 4,999 shares, respectively,

(4) Mr. O'Connell is a trustee of the IGA Federal Savings Bank Employee Stock Ownership Plan (the "IGA ESOP")and as such votes 268,336 shares of the IGA ESOP. The IGA ESOP voting provisions require the holders of allocated shares to direct the trustee as to how to vote their shares on any and all matters presented to the shareholders of PSB. The trustee is required to vote the unallocated shares in proportion to the direction received from the holders of the allocated shares.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS/TRUSTEES

     PSB as the holding company for First Penn Bank (the "Bank"), does not appoint standing committees other than a separate Audit Committee; however, the business of PSB is conducted at regular and special meetings of the full Board of Directors of First Penn Bank and its standing committees in concert with the Board of Directors of PSB. The standing committees of the Bank consist of the Executive, Asset/Liability Management, Budget, Compensation, Loan, Investment, Strategic Planning, Audit and Nominating Committees. During 2000, the Board of Directors of PSB and the Bank met at twelve regular meetings. No member of either Board attended less than 75% of said meetings.

DIRECTOR/TRUSTEE COMPENSATION

     For the year ended December 31, 2000, directors of PSB were not compensated for attendance at Board meetings, however the directors of the Bank were paid $1,000 per Board meeting attended. In addition, the Bank's directors were paid $400 per committee meeting attended. Directors of the Bank's subsidiaries and affiliates, PSA Financial Corp., PSA Service Corp., PSA Consumer Discount Company and Transnational Mortgage Corp. were paid $250, $150, $150, and $250, respectively, per board meeting attended.

EXECUTIVE COMPENSATION.

     The following table sets forth for the years ended December 31, 2000, 1999 and 1998 certain information as to the total remuneration paid by PSB to executive officers who received salary and bonuses in excess of $100,000 during such fiscal year.

                                                   Annual Compensation                   Long Term Compensation
                                           -----------------------------------   --------------------------------------
                                                                      Other                                     All
                                                                     Annual                    Security        Other
                                  Fiscal                          Compensation   Restricted   Underlying   Compensation
Name and Principal Position        Year    Salary(1)    Bonuses        (2)        Stock(3)      Option          (4)
---------------------------       ------   ---------   --------   ------------   ----------   ----------   ------------
Vincent J. Fumo                    2000     $167,475   $175,000     $15,557              0            0       $24,000
Chairman and Chief Executive       1999     $159,500   $150,000     $15,557       $161,250       80,537       $22,050
Officer                            1998     $147,788   $150,000     $20,667              0            0       $22,750

Anthony DiSandro                   2000     $187,110   $175,000     $17,126              0            0       $33,200
President and Chief Operating      1999     $178,200   $150,000     $14,476       $161,250       80,536       $28,350
Officer                            1998     $165,115   $150,000     $13,895              0            0       $27,650

Gary Polimeno                      2000     $108,701   $ 35,000     $     -              0            0       $ 8,400
Vice President and Treasurer       1999     $106,050   $ 35,000     $     -              0            0       $ 8,400
                                   1998     $102,942   $ 35,000     $     -              0            0       $ 8,400

-----------------
(1) Includes the portion of salary deferred by the executive pursuant to the 401(k) Plan.

(2) Consists of lease payments paid by the Bank with respect to a vehicle provided by the Bank for the executive's use.

(3) Mr. Fumo, Mr. DiSandro and Mr. Polimeno hold 56,138 shares, 56,135 shares and 2,750 shares of restricted stock, respectively, which as of December 31, 2000, had a fair market value of $231,561, $231,561 and $11,344. Of such shares, 26,138, 26,135, and 2,750 shares of each of Messrs. Fumo, DiSandro, Polimeno wer awarded in 1996, 30,000 and 30,000 shares of Messrs. Fumo and DiSandro, respectively, were awarded on October 31, 1999. All shares awarded vest over a five (5) year period at a rate of 20% per year and no dividends have been paid on the restricted stock.

(4) Includes directors fees of $15,600 and $24,800 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 2000, and directors fees paid by the Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,400, $8,400 and $8,400, respectively, for the year ended December 31, 2000. Includes directors' fees of $13,650 and $19,950 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1999, and directors fees paid by the Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,400, $8,400, and $8,400, respectively, for the year ended December 31, 1999. Includes directors fees of $14,350 and $19,250 paid to Mr. Fumo and Mr. DiSandro, respectively, for the year ended December 31, 1998, and directors fees paid by the Bank's subsidiaries to Mr. Fumo, Mr. DiSandro and Mr. Polimeno of $8,400, $8,400 and $8,400, respectively, for the year ended December 31, 1998.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the named executive officers at December 31, 2000. Also included in the table are the values for "in-the-money" options that represent the positive difference between the exercise price of any such options and closing sale price of the common stock at December 31, 2000.

                FISCAL YEAR-END OPTION/SAR VALUES

                       Number of Securities          Value of Unexercised
                     Unexercised Options/SARs      In-the-Money Option/SARs
                      at Fiscal Year End (#)        at Fiscal Year End ($)
                     -------------------------    --------------------------
Name                 Exercisable/Unexercisable    Exercisable/Unexercisable*
----                 -------------------------    --------------------------
Vincent J. Fumo           123,221/0                          0/0
Anthony DiSandro          123,220/0                          0/0

--------------------
* Based on the market value of the underlying stock at the fiscal year end, minus the exercise price. The market price on December 31, 2000 was $4.125

     EMPLOYMENT AGREEMENTS. PSB and the Bank have entered into employment agreements (the "Employment Agreements") with Vincent J. Fumo, Chairman and Chief Executive Officer and Anthony DiSandro, President of PSB and the Bank and Chief Operating Officer of PSB. Under the terms of his Employment Agreement, Mr. Fumo serves as Chairman and Chief Executive Officer of PSB and the Bank at a base salary of $167,475. Under the terms of his Employment Agreement, Mr. DiSandro serves as President of PSB and the Bank and Chief Operating Officer of PSB at a base salary of $187,110. Each Employment Agreement provides for an initial term of three years, which will thereafter be automatically renewed for an additional year on each anniversary date unless terminated pursuant to its terms by the respective parties.

     Each Employment Agreement provides for the payment of certain severance benefits in the event of the executive's resignation for specified reasons or as a result of his termination by PSB or the Bank without "Cause" (as defined in each Employment Agreement). The executive would be entitled to severance payments if: (1) he terminates employment following any breach of the Employment Agreement by the Bank or PSB, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of the executive's principal place of employment by more than 30 miles, or (2) if the Bank or PSB terminates his employment, other than for Cause.

     If either executive becomes entitled to receive severance payments under his Employment Agreement, he would receive, over a period of 36 months, a cash payment equal to three times his average annual compensation during the five-year period preceding termination of employment. Payments would be made in equal monthly installments. In addition to the severance payments, the executive would be entitled to continue to receive life, medical, dental and other insurance coverages (or a dollar amount equal to the cost of obtaining each such coverage) for a period of up to 36 months from the date of termination. Payments under the Employment Agreements are limited, however, to the extent (i) that they will constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) not permitted under the Federal Deposit Insurance Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission ("SEC"), PSB is required to provide certain information regarding the compensation and benefits provided to PSB's Chief Executive Officer and other executive officers of PSB. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     The compensation committee of the Board of Directors (the "Committee") has established a policy for executive compensation, taking into account both subjective performance criteria and certain specified objective performance measures. The purpose of the policy is to: (i) provide compensation opportunities that are competitive with other financial services companies; (ii) support PSB's goal setting and strategic planning process; (iii) motivate the executive management of PSB to achieve profit and other key goals of the institution, including but not limited to PSB's commitment to the communities it serves, to its employees, customers and investors; (iv) motivate the executive management to operate PSB in a safe and sound manner and in compliance with all pertinent governmental and regulatory requirements; and (v) minimize potential overhead by designating a portion of the annual compensation of executives as variable rather than fixed.

     During the course of 2000, the Committee took into account a variety of objective and subjective criteria in evaluating the performance of the executive management of PSB. The Committee assessed in detail the various challenges facing PSB and the significant competitive pressures within PSB's market area.

     In the course of this assessment of competitive salary ranges among other similarly situated companies, it was noted that competitive executive compensation packages vary in relationship to these various subjective and objective factors. A variety of resources were utilized that provided peer data regarding executive compensation and financial performance of PSB, that included but was not limited to the "SNL Executive Compensation Review 2000" for both commercial banks and thrifts, an assessment that reviews executive compensation and company performance for publicly traded banks and thrifts. Comparisons were made with institutions located within Southeastern Pennsylvania, the Middle Atlantic trading area, and relative to national averages. The peer groups considered in these analyses are not necessarily comprised of the same institutions used in the peer group for the stock performance graph.

     In determining executive compensation for 2000, the Committee established certain specific objectives for executive management, which included the execution of the strategic business plan and identifying and completing acquisition opportunities including the acquisition of Jade Financial Corp.

     Additionally, the Committee utilized a number of subjective elements as part of the decision making process regarding executive compensation. The individual skills and talents of the executive managers of PSB, including but not limited to experience, leadership ability, planning and organizational skills, administrative talent, vision for the future, and work ethic were given consideration in establishing executive compensation.

     Mr. Vincent J. Fumo was the Chairman and Chief Executive Officer and Mr. Anthony DiSandro was the President and Chief Operating Officer of PSB for 2000. Messrs. Fumo's and DiSandro's salaries and bonuses for 2000 were determined by the Committee after review of the recent compensation practices of similarly sized institutions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following individuals are members of the compensation committee of the board of directors:

          James W. Eastwood, Chairman of Compensation Committee and Director of PSB

          Anthony DiSandro, President, Chief Operating Officer and Director of PSB

          Thomas J. Finley, Jr., Director of PSB

          Rosanne Pauciello, Secretary and Director of PSB

          Stephen Marcus, Director of PSB

STOCK PERFORMANCE GRAPH.

     The following graph shows a comparison of total shareholder return on the common stock, based on the market price of the common stock, with the cumulative total return of companies on The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index (U.S.) for the period beginning on December 31, 1997, through December 31, 2000.

[In the printed version, there appears a line graph with the plot points depicted by the table below.]


     Comparison of Cumulative Total Returns for PSB Bancorp, Inc., The Nasdaq Stock Market (U.S.) Index and The Nasdaq Banking Index.


COMPANY/INDEX/MARKET                     12/31/97   12/31/98    12/31/99   12/31/00
                                         --------   --------    --------   --------
The Nasdaq Banking Index
  (Industry Index)                        100.00      89.94       84.70      99.27
PSB Bancorp, Inc.                         100.00      77.93       43.32      40.15
The Nasdaq Stock Market (U.S.) Index
  (Broad Market)                          100.00     140.10      260.51     158.57

Notes:

A. The lines represent annual index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

C. If the fiscal year-end is not a trading day, the preceding trading day is used.

D.   The index level for all the series was set to 100.00 on December 31, 1997.

COMPENSATION OF OFFICERS AND DIRECTORS THROUGH BENEFIT PLANS

     DEFINED BENEFIT RETIREMENT PLAN. The Bank has maintained a non-contributory defined benefit retirement plan ("Retirement Plan"). Under the terms of the Retirement Plan, all employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank would annually contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). At December 31, 2000, the Retirement Plan fully met its funding requirements under Section 412 of the Internal Revenue Service ("Code"). Employee contributions are not permitted under the Retirement Plan. The Retirement Plan was "frozen" as of September 30, 1994 and benefits no longer accrue thereunder. Since the Retirement Plan is fully funded, the Bank generally will not be required to make any additional contributions unless asset depreciation from investment occurs. Participants will continue to vest in accordance with the provisions of the Retirement Plan. No new employees will be eligible for participation. The Retirement Plan, however, remains subject to all other requirements of the Code.

     Benefits under the Retirement Plan begin to vest after three years in accordance with the following schedule:

          Years of Service       Percentage Vested
          ----------------       -----------------
          3 years or less                0%
          After 3 years                 20%
          After 4 years                 40%
          After 5 years                 60%
          After 6 years                 80%
          After 7 years                100%

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2000, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

               YEARS OF SERVICE AND BENEFITS PAYABLE AT RETIREMENT


   Final
  Average
Compensation      15        20        25        30        35        40
------------   -------   -------   -------   -------   -------   --------
  $ 50,000     $13,804   $18,405   $23,006   $27,608   $27,608   $27,608
  $ 75,000     $21,950   $29,267   $36,583   $43,900   $43,900   $43,900
  $100,000     $30,096   $40,128   $50,160   $60,192   $60,192   $60,192
  $125,000     $38,242   $50,990   $63,827   $65,827   $65,827   $65,827
  $150,000*    $46,388   $61,851   $65,827   $65,827   $65,827   $65,827

--------------
* Represents the limit on plan compensation imposed by the Code effective January 1, 1994.

     As of December 31, 2000, Mr. Fumo, Mr. DiSandro, and Mr. Polimeno had 22, 23 and 25 years of credited service (i.e. benefit service), respectively.

     FIRST PENN BANK CASH OR DEFERRED PROFIT SHARING PLAN (401(k)). The Bank also maintains the First Penn Bank Cash or Deferred Profit Sharing Plan, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 21 and have completed two years of employment during which they worked at least 1,000 hours are eligible to participate. Assets of the 401(k) Plan are managed by the 401(k) Plan's trustees. Mr. Fumo and Mr. DiSandro presently serve as trustees to the 401(k) Plan.

     Under the 401(k) Plan, participants are permitted to make pre-tax salary reduction contributions to the plan equal to a percentage of up to 15% of compensation. Additional after-tax contributions of up to 10% of compensation may be made to the 401(k) Plan. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan sponsored by the Bank), but does not include compensation in excess of the Code Section 401(a)(17) limits (presently $150,000). The Bank may also annually make a discretionary profit sharing contribution to the 401(k) Plan. A participant must complete 1,000 hours of service during the plan year and be employed on the last day of the plan year to receive an allocation of the profit sharing contribution. For the 2000, 1999, 1998, 1997 and 1996 plan years, the Bank made profit sharing contributions of $0, $0, $0, $0 and $45,568, respectively.

     All employee contributions and profit sharing contributions to the 401(k) plan and earnings thereon are fully and immediately vested.

     The 401(k) Plan benefits will be paid to each participant as a joint and survivor or single life annuity. In addition, a participant may, under certain circumstances, elect a lump sum or period certain payment upon normal retirement, death or disability, or after termination of employment.

     FIRST PENN BANK PROFIT SHARING PLAN. The Bank also maintains the First Penn Bank Profit Sharing Plan, which is a qualified plan pursuant to Section 401(a) of the Code. Employees who have completed at least two years of service during which they have worked 1,000 hours or more and who have attained age 21 are eligible to participate in the Profit Sharing Plan. Pursuant to the Profit Sharing Plan the Bank, in its discretion, makes contributions to the accounts of eligible employees. Employee contributions are neither permitted nor required. Benefits under the Profit Sharing Plan become 100% vested upon entry to the Plan.

     EMPLOYEE STOCK OWNERSHIP PLAN. In 1995, the Bank's Employee Stock Ownership Plan ("ESOP") acquired 42,780 shares of the Bank's common stock with the proceeds of a $427,800 loan from an unaffiliated financial institution ("1995 Loan"). Due to the 1998 formation of PSB and the conversion and reorganization from a mutual holding company to a stock holding company structure, the Bank's common stock held by the ESOP was converted into 110,046 shares of Common Stock based upon an exchange ratio.

     In connection with the conversion and reorganization, the ESOP borrowed $1,288,540 from PSB to purchase an additional 128,854 shares of PSB Common Stock. PSB also lent sufficient funds to the ESOP to enable the ESOP to repay the 1995 Loan which had an outstanding principal balance of $234,000 at December 31, 1998. The loan by PSB to the ESOP will be repaid principally from the Bank's contributions to the ESOP and dividends payable on Common Stock held by the ESOP over the anticipated 10-year term of the loan. The interest rate for the ESOP loan is 8.5%.

     Shares purchased by the ESOP with the proceeds of the loan (including shares originally acquired by the ESOP with the proceeds of the 1995 Loan) are held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

     In any plan year, the Bank may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by PSB. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

     Employees of the Bank who have completed 1,000 hours of service during 12 consecutive months and who have attained age 21 are eligible to participate in the ESOP.

     Benefits under the ESOP generally become 100% vested after the fifth year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to fully vesting, his non-vested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Bank's contribution to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.

     A committee consisting of the Bank's Chairman and Chief Executive Officer, President, Vice President, and Treasurer, administers the ESOP (the "ESOP Committee"). Messrs. Fumo and DiSandro serve as trustees of the ESOP. The ESOP Committee may instruct the trustees regarding investment of funds contributed to the ESOP. The ESOP trustees must vote all allocated shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustees have received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustees to the ESOP participants.

     Pursuant to SOP 93-6, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts.

     The ESOP is subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Bank has received a favorable determination letter from the IRS regarding the tax-qualified status of the ESOP.

     In conjunction with the merger of Jade Financial Corp. and PSB which occurred on June 30, 2001, PSB agreed to maintain separately or consolidate into the ESOP the employee stock ownership plan of Jade Financial Corp. (the "Jade ESOP"). The shares of Jade Financial Corp. owned by the Jade ESOP were exchanged for shares of PSB. PSB has not yet decided whether to maintain the Jade ESOP as a separate plan or merge it into the existing ESOP. The terms and provisions of the Jade ESOP are substantially similar to those of the ESOP.

     1995 STOCK OPTION AND INCENTIVE PLAN. In 1995, the Bank adopted the 1995 Stock Option Plan (the "1995 Plan"). Options for all shares reserved for issuance under the 1995 Plan have been granted to officers and employees of the Bank. In connection with the conversion and reorganization from a mutual holding company to a stock holding company structure, the 1995 Plan was assumed by the PSB and appropriate adjustments were made to the exercise price and the number of shares underlying each option to reflect the exchange ratio.

     There was no exercise of options by any of Messrs. Fumo, DiSandro and Polimeno under the 1995 Plan at and for the fiscal year ended December 31, 2000.

     1995 MANAGEMENT DEVELOPMENT AND RECOGNITION PLANS. In 1995, the Bank adopted a Management Development and Recognition Plan (the "1995 MRP") for officers, employees and non-employee directors of the Bank. All shares under the 1995 MRP have been awarded. In connection with the conversion and reorganization, the shares awarded to the 1995 MRP participants were treated in the same manner as shares held by other minority shareholders and converted to shares of PSB Common Stock in accordance with the exchange ratio.

     1998 EMPLOYEE STOCK OPTION PLAN. This option plan provides for the grant of
(i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify nonqualified stock options. Pursuant to the option plan, up to 161,073 shares of common stock (subject to adjustment) are reserved for issuance by PSB upon exercise of stock options to be granted to certain officers and employees of PSB from time to time under the option plan. The purpose of the option plan is to give certain officers and employees an opportunity to acquire common stock and to thereby help PSB attract, retain and motivate key employees and officers.

     Under this plan, option grants have been made to Messrs. Fumo and DiSandro for 80,537 and 80,536 shares, respectively.

     1998 MANAGEMENT RECOGNITION PLAN. The 1998 Management Recognition Plan (the "MRP") is a method of providing certain senior executive officers of PSB with a proprietary interest in PSB, to reward such officers for their service and to encourage such persons to remain in the service of PSB. Pursuant to the MRP, PSB awarded certain senior executive officers of PSB "plan share awards" representing the right to earn shares of common stock over a period of five years from the date of the plan share award. PSB contributed sufficient funds to the MRP to enable the MRP to purchase common stock representing up to 4% of the aggregate number of shares outstanding. (I.E., up to 124,046 shares of common stock).

     Under this plan, share awards have been made to Messrs. Fumo and DiSandro for 30,000 shares each.

     1999 DIRECTOR STOCK OPTION PLAN. The 1999 Director Stock Option Plan (the "1999 Plan") was adopted by the Board of Directors to provide an incentive program to attract and retain qualified individuals as directors on both the boards of PSB and the Bank. Grants under the 1999 Plan can only be made to non-employee directors of PSB or the Bank and are limited to grants totaling 24,999 options. Under the 1999 Plan, option grants of 2,857, 2,857 and 4,999 shares have been made to Mr. Eastwood, Mr. Finley and Ms. Pauciello, respectively.


CERTAIN TRANSACTIONS

     Certain directors and executive officers of PSB, and associates of such persons (including corporations of which such persons are officers or 10% beneficial owners), were customers of and had transactions with PSB and its subsidiaries in the ordinary course of business during 1999. All loans made to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risks of collectibility or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

                                  MATTER NO. 2
                       APPROVAL OF 2001 PSB BANCORP, INC.
                              STOCK INCENTIVE PLAN

DESCRIPTION OF THE 2001 STOCK INCENTIVE PLAN

         The Board of Directors believes that PSB's stock incentive program constitutes an important part of PSB's compensation programs and, accordingly, PSB has adopted a new 2001 Stock Incentive Plan, that is subject to shareholder approval.

         Shareholders have previously authorized grants of options to employees under the 1995 Plan and the PSB Bancorp, Inc. 1998 Stock Option Plan (the "1998 Plan"). All options authorized to be granted under the 1995 Plan and the 1998 Plan have been awarded to eligible employees. The Board of Directors believes that PSB needs a new stock incentive plan of sufficient size and with increased alternatives with respect to the type of grant available in order to continue to provide effective employee incentives. Therefore, subject to shareholder approval, PSB has adopted the PSB Bancorp, Inc. 2001 Stock Incentive Plan (the "2001 Plan") to immediately replace the 1998 Plan.

         The 2001 Plan is designed to improve the performance of PSB and its subsidiaries and, by doing so, to serve the interests of the shareholders. By encouraging ownership of Common Stock among those who play significant roles in PSB's success, implementation of the 2001 Plan will continue to align the interests of PSB's key employees with those of its shareholders by relating capital accumulation to increases in shareholder value. Moreover, adoption of the 2001 Plan should have a positive effect on PSB's ability to attract, motivate and retain employees of outstanding leadership and ability.

         The principal features of the 2001 Plan are described below. See Exhibit "A" to this Proxy Statement for the full text of the 2001 Plan.

         The 2001 Plan authorizes the Board of Directors (the "Board") to grant stock options or restricted stock of up to 1,375,000 shares of PSB Common Stock, which constitutes approximately 31% of the presently outstanding shares of PSB Common Stock. Aggregate grants of restricted stock are limited to a maximum of 350,000 shares.

     Under the 2001 Plan, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) nonqualified stock options and restricted stock may be granted to directors, officers and employees providing services to PSB and its affiliates. Grants must be approved by a majority of the Board present at a meeting. Any shares as to which a grant expires, lapses unexercised, or is terminated or canceled, may be subject to a new grant.

     Options granted under the 2001 Plan may be exercised for 10 years after the date of grant. The Board may condition any exercise of an option upon satisfaction of such conditions or vesting periods as it may determine, including, without limitation, (i) acceleration of vesting in the event of death, disability or other event such as a change in control of PSB (as defined in the 2001 Plan), or (ii) expiration, forfeiture or post-termination exercise of an option in the event of termination of service, including termination for cause (as defined in the 2001 Plan) or upon retirement, death or disability.

     The aggregate fair market value (determined at the time the option is granted) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. No employee may receive grants in excess of 500,000 shares under the 2001 Plan in any twelve month period. No incentive stock option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee.

     At the election of the holder of a nonqualified option and subject to the rules established by the Board, any required withholding taxes may be satisfied by PSB withholding shares of Common Stock issued on the exercise of a nonqualified stock option that have a fair market value equal to or less than any required withholding taxes, delivery by the holder to PSB of sufficient Common Stock to satisfy the withholding obligation, or delivery by the holder to PSB of sufficient cash to satisfy the withholding obligations.

     In addition to the grant of both incentive stock options and nonqualified stock options, the 2001 Plan provides for the grant of restricted stock. The aggregate number of shares of restricted stock that may be granted under the 2001 Plan is limited to 350,000 shares. The Board may condition the grant or vesting, or both, of restricted stock upon the continued service of the grantee for a certain period of time after the grant, attainment of such performance objectives as the Board may determine, or upon a combination of continued services and performances objectives. The Board may, in its discretion, shorten or terminate the restriction period or waive any of the conditions applicable to all or a portion of the restricted stock. The restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other conditions prescribed by the Board at the time of grant. Unless otherwise provided in the applicable award agreement, during the restriction period, a grantee of a restricted stock award will be entitled to vote, and receive dividends with respect to, the shares covered by the grant. The Board may require that any dividends received on shares of restricted stock be reinvested in additional shares of Common Stock and that such purchased shares be subject to the same restrictions. Shares certificates with respect to restricted stock will be issued in the name of the grantee and either held by the Secretary of PSB or delivered to the grantee with an appropriate legend or legends that reference the restrictions imposed. Upon the expiration or termination of the restriction period and the satisfaction of any other conditions prescribed by the Board, a stock certificate for shares shall be delivered, free of any such restrictions, to the grantee.

     Under the 2001 Plan, each award agreement shall set forth the extent to which the grantee may exercise an option following termination of service for any reason, including any termination of service after a change in control of PSB (as defined in the 2001 Plan). With respect to a grant of restricted stock, unless the Award Agreement provides otherwise, any restricted stock that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall be immediately forfeited upon termination by the grantee of service with PSB.

     The Board may suspend or terminate the 2001 Plan at any time without shareholder approval, subject to the requirements of applicable securities and tax laws and any Nasdaq or exchange listing agreement. In addition, the Board may not modify or amend the 2001 Plan with respect to any outstanding option or impair or cancel any outstanding option without the consent of the affected optionee.

     If the 2001 Plan is approved by the shareholders, PSB anticipates that the shares subject to the Plan will be registered with the Securities and Exchange Commission. The cost of such registration will be borne by PSB.

     The executive officers listed in the Summary Compensation Table included under the section entitled "COMPENSATION OF EXECUTIVE OFFICERS" in this Proxy Statement will be eligible to receive grants under the 2001 Plan. The grants previously made to executive officers of PSB and its subsidiaries under the 1995 Plan and the 1998 Plan, and information on options exercised during the last fiscal year, are reflected in tables contained in the section of this Proxy Statement entitled "COMPENSATION OF EXECUTIVE OFFICERS."

TAX CONSEQUENCES

     The 2001 Plan permits eligible employees of PSB and its affiliates to receive grants of incentive stock options that qualify for certain tax benefits. In addition, the 2001 Plan permits eligible participants to receive grants of nonqualified stock options or restricted stock that do not qualify for any tax benefits.

     The 2001 Plan is not a qualified plan under Code Section 401(a). PSB has been advised that under the Code, the following federal income tax consequences will result when incentive stock options, nonqualified stock options, or restricted stock, or any combination thereof, are granted or exercised, although the following is not intended to be a complete statement of the applicable law.

INCENTIVE STOCK OPTIONS

     An optionee generally will not be deemed to receive any income for federal tax purposes at the time an incentive stock option is granted, nor will PSB be entitled to a tax deduction at that time. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionee upon exercise, the optionee will recognize long-term capital gain or loss upon the sale of such shares equal to the difference between the amount realized on such sale and the exercise price.

     If the foregoing holding periods are not satisfied or the option is exercised more than three months after the optionee's employment with PSB has terminated, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. If the sale price exceeds the fair market value on the date of exercise, the gain in excess of the ordinary income portion will be treated as either long-term or short-term capital gain, depending on whether the stock has been held for more than 12 months on the date of sale. Any loss on disposition is a long-term or short-term capital loss, depending upon whether the optionee has held the stock for more than 12 months. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is a director or 10 percent shareholder of PSB or an officer of PSB subject to Section 16(b) of the Securities Exchange Act of 1934. If PSB cancels an option by paying the optionee the difference between the fair market value of a share of Common Stock and the per share exercise price multiplied by the number of shares subject to such option, then the optionee recognizes income to the extent of the amount paid by PSB to cancel the option over the optionee's basis in such option, if any.

     No income tax deduction will be allowed PSB with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided that such shares are held at least two years after the date of grant and at least one year after the date of exercise. However, if those holding periods are not satisfied, PSB may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares.

     The exercise of an incentive stock option and the sale of stock acquired by such exercise could subject an optionee to alternative minimum tax liability for federal income tax purposes.

NONQUALIFIED STOCK OPTIONS

     An optionee will not be deemed to receive any income for federal tax purposes at the time a nonqualified stock option is granted, nor will PSB be entitled to a tax deduction at that time. At the time of exercise, however, the optionee will realize ordinary income in an amount equal to the excess of the market value of the shares at the time of exercise of the option over the option price of such shares. PSB is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the optionee due to the exercise of a nonqualified stock option at the time of such recognition by the optionee.

STOCK-FOR-STOCK EXCHANGE

     An optionee who exchanges "statutory option stock" of PSB in payment of the purchase price upon the exercise of an incentive stock option will be deemed to make a "disqualifying disposition" of the statutory option stock so transferred unless the applicable holding requirements (two years from the date of the grant and one year after the exercise of an incentive option) with respect to such statutory option stock are met after the exercise of incentive stock options but also upon the exercise of qualified stock options and stock acquired under certain other stock purchase plans. If an optionee exercises nonqualified stock options by exchanging previously-owned statutory option stock, the Internal Revenue Service has ruled that the optionee will not recognize gain on the disposition of the statutory option stock (assuming the holding period requirements applicable to such statutory option stock have been satisfied) because of the non-recognition rule of Code Section 1036.

RESTRICTED STOCK

     Upon expiration of the restricted period applicable to a restricted stock grant, the fair market value of such shares at such date, less any amount paid therefor, is included in the grantee's ordinary income as compensation, except that, in the case of restricted stock issued at the beginning of the restriction period, the grantee may elect to include in his or her ordinary income as compensation at the time the restricted stock was granted, an amount equal to the fair market value of such shares at such time, less any amount paid therefor. PSB is entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary, necessary business expense, subject to any required income tax withholding.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE 2001 STOCK INCENTIVE PLAN. The affirmative vote of a majority of all votes cast at the Meeting is required to adopt the 2001 Stock Incentive Plan. All proxies will be voted "FOR" adoption of the 2001 Stock Incentive Plan unless a shareholder specifies to the contrary on such shareholder's proxy card.

                                OTHER INFORMATION
AUDIT FEES

     The firm of Stockton Bates LLP performed certain accounting services for PSB, including the audit of the annual financial statements and the reviews of the unaudited financial statements included in PSB's quarterly reports for the year ended December 31, 2000. The aggregate fees paid to Stockton Bates LLP for all professional services provided in connection with the audit of PSB's annual financial statements and the review of the unaudited financial statements included in PSB's quarterly reports were $62,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PSB did not engage Stockton Bates LLP to provide advice to PSB regarding financial information systems, design or implementation during the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate Stockton Bates LLP fees for professional services provided to PSB during the fiscal year ended December 31, 2000 for all other non-audit services, including tax related services were $10,000.

CHANGE OF AUDITORS

     On October 23, 2001, PSB terminated the engagement of Stockton Bates LLP as PSB's independent auditors, effective immediately. This change in accountants was approved and ratified by PSB's Board of Directors. Representatives of Stockton Bates LLP are not expected to attend the Meeting.

     The report of Stockton Bates LLP on PSB's consolidated financial statement for the past two years did not contain any adverse opinion, disclaimer of opinion and was not qualified or modified as to any uncertainty of the audit's scope or accounting principles.

     There were no disagreements between PSB and Stockton Bates LLP for PSB's two most recent fiscal years or for the subsequent interim periods ending March 31, 2001 and June 30, 2001, and for the subsequent period ending October 23, 2001 on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to such accountant's satisfaction, would have caused such accountant to make reference to the subject matter of the disagreement in connection with its report on the consolidated financial statements of PSB.

                          REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are Messrs. Finley, Marcus and Eastwood, each of whom are independent directors of PSB.

     The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee's Charter is attached to this Proxy Statement as Exhibit "B".

     The Audit Committee has reviewed the audited financial statements of PSB for the fiscal year ended December 31, 2000 and discussed them with management and PSB's independent accountants for the year ended December 31, 2000, Stockton Bates LLP. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

     The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, has considered whether the provision of any non-audit services by the independent auditors to PSB would be compatible with maintaining the auditors' independence, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that PSB's audited financial statements for the fiscal year ended December 31, 2000 be included in PSB's Annual Report on Form 10-K for the year ended December 31, 2000.

                                 THE AUDIT COMMITTEE
                                 Thomas J. Finley, Chairman
                                 James W. Eastwood
                                 Stephen Marcus

                                  OTHER MATTERS

     Management knows of no business other than as described above that is planned to be brought before the PSB Annual Meeting.

                         SHAREHOLDER PROPOSALS FOR 2002

     Any shareholder who desires to submit a proposal to be considered for inclusion in PSB's proxy materials relating to its 2002 Annual Meeting of Shareholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to PSB at 11 Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 (Attn:
Secretary), on or before August 7, 2002.

                                  [PROXY CARD]


                                PSB BANCORP, INC.

     I/We hereby appoint Gary Polimeno and Rosanne Pauciello as proxyholders, each with the power to appoint his/her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of PSB Bancorp, Inc. held of record by me/us on November 28, 2001, at the Annual Meeting of Shareholders to be held on February 7, 2002, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS AND FOR THE ADOPTION OF THE PSB 2001 STOCK INCENTIVE PLAN. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

              Please vote and sign on the other side.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           "FOR" THE FOLLOWING MATTERS
                           ---------------------------

                                  MATTER NO. 1

ELECTION OF CLASS III DIRECTORS

[ ]  FOR all nominees listed         [ ]  WITHHOLD AUTHORITY
     below (except as                     to vote for all
     marked to the contrary hereon)       nominees listed hereon

     Vincent J. Fumo
     Thomas J. Finley

     (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
      INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NAME IN THE
      LIST ABOVE.)

                                  MATTER NO. 2

APPROVAL AND ADOPTION OF THE PSB BANCORP, INC. 2001 STOCK INCENTIVE PLAN.

[  ] FOR          [   ] AGAINST          [   ] ABSTAIN

                              The undersigned hereby acknowledges receipt of the Proxy Statement dated December 31, 2001 and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.

Dated _____________, 2002     __________________________________
                                        Signature
(PLEASE DATE, SIGN AND
 RETURN THIS PROXY IN THE
 ENCLOSED ADDRESSED           __________________________________
 ENVELOPE)                    Signature if held jointly. Please
                              sign exactly as name appears
                              hereon.


                                       35